Exhibit 3.1

CERTIFICATE OF AMENDMENT TO

CERTIFICATE OF INCORPORATION

OF CONVERSION LABS, INC.

Pursuant to the provisions of Section 242 of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), Conversion Labs, Inc., a corporation organized and existing under and by virtue of the DGCL (the “Corporation”), does hereby certify:

FIRST: that by unanimous written consent of the Board of Directors of Conversion Labs, Inc., dated February 16, 2021 and executed in accordance with Section 141(f) of the DGCL, resolutions were duly adopted setting forth a proposed amendment of the Amended Certificate of Incorporation of the Corporation to change the Corporation’s name from “Conversion Labs, Inc.” to “LifeMD, Inc.”, declaring said amendment to be advisable and in the best interest of the Corporation and its stockholders. The resolution setting forth the proposed amendment is as follows:

RESOLVED, That the Amended Certificate of Incorporation of this Corporation be amended by amending Article 1 so that, as amended, said Article shall be and read as follows:

Article 1: the name of the Corporation has been changed to: LifeMD, Inc.

SECOND: that said amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

THIRD: that said amendment shall be effective at 4:01 p.m. (Eastern Time) on February 19, 2021.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its officer thereunto duly authorized this 17th day of February 2021.

CONVERSION LABS, INC.

By:	/s/ Justin Schreiber
Name:	Justin Schreiber
Title:	Chief Executive Officer